UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SD

SPECIALIZED DISCLOSURE REPORT

NEWMONT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31240	84-1611629
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6900 E Layton Ave
Denver, Colorado		80237
(Address of Principal Executive Offices)		(Zip Code)
LOGAN HENNESSEY (303) 863-7414
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:
☐ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.
☒ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended 2025.

SECTION 1 – CONFLICT MINERALS DISCLOSURE
Item 1.01 - CONFLICT MINERALS DISCLOSURE AND REPORT
Not applicable.
Item 1.02 - EXHIBIT
Not applicable.
SECTION 2 - RESOURCE EXTRACTIONS ISSUER DISCLOSURE
ITEM 2.01       RESOURCE EXTRACTION ISSUER DISCLOSURE AND REPORT
Disclosure of Payments by Resource Extraction Issuers
The specified payment disclosure required by this Form is included in Exhibit 2.01 to this Specialized Disclosure Report on Form SD.
SECTION 3 – EXHIBITS
ITEM 3.01       EXHIBITS
The following exhibits are included as part of this report:

Exhibit Number		Description

2.01	-	Resource Extraction Payment Report for the fiscal year ended December 31, 2025, as required by Item 2.01 of this Form.

104	-	Cover Page Interactive Data File (embedded within the XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT CORPORATION

Date: June 30, 2026	By:	/s/ LOGAN HENNESSEY
Logan Hennessey Senior Vice President, Deputy General Counsel and Corporate Secretary